Exhibit (d)(2)

THIRD AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

by and between

WEDBUSH SERIES TRUST

and

WEDBUSH FUND ADVISERS, LLC

This Third Amendment to the Investment Advisory Agreement (the “Amendment”) is made as of April 1, 2026, by and between Wedbush Series Trust (the “Trust”) and Wedbush Fund Advisers, LLC (the “Adviser”).

BACKGROUND

A.	The Trust and the Adviser have entered into an Investment Advisory Agreement dated as of May 8, 2025, (the “Agreement”) pursuant to which the Adviser is engaged by the Trust to serve as the investment adviser to each Fund identified on the then-current Schedule A to the Agreement.

B.	The Trust and the Adviser desire to amend and restate Schedule A to the Agreement to add one new Fund. In particular, the parties desire to amend and restate Schedule A to add the following new Fund:

Dan IVES Wedbush AI Power & Infrastructure ETF

C.	Section 22 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties.

D.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS

NOW, THEREFORE, intending to be legally bound, the parties agree as follows :

1.            The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.            Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties herein above set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Amended and Restated Schedule A, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers on the day and year first written above.

WEDBUSH SERIES TRUST

On behalf of each series listed on Schedule A attached hereto

By:	/s/ Matthew Bromberg
Name:	Matthew Bromberg
Title:	President

WEDBUSH FUND ADVISERS, LLC

By:	/s/ Cullen Rogers
Name:	Cullen Rogers
Title:	Chief Investment Officer

Amended and Restated Schedule A

to the

Investment Advisory Agreement by and between

Wedbush Series Trust

and

Wedbush Fund Advisers, LLC

As of April 1, 2026

Fund Name	Advisory Fee
Dan IVES Wedbush AI Revolution ETF	0.75%
Wedbush Laffer Tengler New Era Value ETF	Up to $225 million: 0.85%
$225 million - $500 million: 0.80%
Over $500 million: 0.75%
Wedbush ReturnOnLeadership® U.S. Large-Cap ETF	0.75%
Dan IVES Wedbush AI Power & Infrastructure ETF	0.75%

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